Exhibit 10.5

PARK HOTELS & RESORTS INC. EXECUTIVE SHORT-TERM INCENTIVE PROGRAM

(AMENDED AND RESTATED AS OF FEBRUARY 24, 2020)

The Park Hotels & Resorts Executive Short-Term Incentive Program (the “STIP”) was adopted by the Committee, effective February 23, 2017, to set forth the terms and conditions of the executive short-term incentive program of the Company, the purpose of which is to incentivize the retention and performance of certain key executives of the Company through annual cash-based bonus awards. All cash-based bonus awards hereunder shall be granted under, and in accordance with, the Company’s 2017 Omnibus Incentive Plan (the “Incentive Plan”) and shall constitute Other Cash-Based Awards thereunder. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Incentive Plan.

1.

Administration. The STIP shall be administered by the Committee. The Committee shall have full power and authority to administer and interpret the STIP and any awards made under the STIP, and its interpretations shall be conclusive and binding on all persons.

2.

Participation. Employees of the Company at the Senior Vice President level and above shall participate in the STIP unless otherwise determined by (i) the Committee for an employee that would be a Committee Participant (as defined below) or (ii) the Company’s Chief Executive Officer (the “CEO”) for an employee that would be an Other Participant (as defined below). Each participating employee is referred to herein as a “Participant”.

3.

Target Bonus and Actual Bonus Range. Each fiscal year of the Company, each Participant shall have a target bonus (the “Target Bonus”). Unless otherwise determined by the Committee, for each Participant who is a member of the Company’s Executive Committee or an officer who is subject to Section 16 of the Exchange Act (collectively, the “Committee Participants”), the Target Bonus shall be (i) up to 75% of the Participant’s annual base salary for Senior Vice Presidents (as determined each year by the Committee), (ii) up to 100% of the Participant’s annual base salary for Executive Vice Presidents (as determined each year by the Committee) or (iii) 175% of the Participant’s annual base salary for the CEO. For each Participant who is not a Committee Participant (collectively, the “Other Participants”), the CEO shall determine the Target Bonus in an amount up to 50% of the Other Participant’s annual base salary. Each fiscal year of the Company, the actual bonus range that may be earned hereunder by each Participant shall be (i) determined by the Committee with respect to Senior Vice Presidents and Executive Vice Presidents who are Committee Participants, (ii) 87.5% to 350% of the Participant’s annual base salary for the CEO (provided that the Committee may determine a higher low end of the range or a higher high end of the range for the CEO in its discretion) and (iii) determined by the CEO with respect to Other Participants subject to a maximum for the high end of the range of 100% of the Other Participant’s annual base salary.

4.

Performance Objectives. Annual bonuses under the STIP shall be earned based on the achievement of both individual and Company performance objectives for each fiscal year of the Company, as follows: (i) 25% (in the case of Senior Vice Presidents), 20% (in the case of Executive Vice Presidents) or 10% (in the case of the CEO) of the annual bonus shall be earned based on the achievement of individual performance objectives (collectively, the “Individual Objectives”); and (ii) the remainder of the annual bonus shall be earned based on the achievement of one or more objective Company performance objectives (collectively, the “Corporate Objectives”) in an allocation set by the Committee (or, if no allocation is set, allocated equally). The Individual Objectives shall be (i) approved by the Committee for the CEO and by the immediate supervisor for each other Participant (with the CEO having the authority to revise any Individual Objectives for Participants for whom the CEO is not the immediate supervisor) and (ii) scored as between threshold (including whether threshold performance is met), target and high by the Committee for the CEO and by the immediate supervisor for each other Participant (with the CEO having the authority to revise any scoring for Participants for whom the CEO is not the immediate supervisor). Each Corporate Objective shall be (i) approved by the Committee and shall be the same for all Participants and (ii) scored as between threshold (including whether threshold performance is met), target and high by the Committee as it considers appropriate (with any adjustments determined by the Committee to account for unforeseen or other circumstances). The Committee may also (but is not required to) establish a master objective Company performance objective (an “Overall Corporate Objective”) for any fiscal year, which must be satisfied in order for any Participant to be eligible to receive an annual bonus under the STIP in respect of such fiscal year (and the satisfaction thereof shall be scored by the Committee). If the Committee establishes an Overall Corporate Objective for a fiscal year, then it shall also establish the maximum bonus amount that may be earned by each Participant in respect of such fiscal year if and to the extent the Overall Corporate Objective is satisfied, which maximum bonus amount shall be no greater than the applicable limit set forth in Section 5(b) of the Incentive Plan. Following the completion of each fiscal year of the Company, the Committee shall reasonably certify in writing whether, and to what extent, the applicable performance objectives have been achieved before any bonuses may be paid to Participants, and shall determine, in its discretion, the amount of the annual bonus, if any, that shall be paid to each Participant in respect of such fiscal year based on the achievement of the applicable performance objectives. The satisfaction of each performance objective (and the related payment of the bonus award) shall be separately determined (i.e., they are not contingent on each other unless specifically determined by the Committee with respect to any Overall Corporate Objective).

5.

Payment of Bonuses. Except as provided below, Participants must remain employed with the Company Group through December 31 of a fiscal year in order to be eligible to receive an annual bonus under the STIP in respect of such fiscal year; provided, that, if a Participant’s employment is terminated by the Company Group for Cause following the end of a fiscal year but prior to the payment of annual bonuses under the STIP in respect of such fiscal year, then the Participant shall forfeit his or her right to receive an annual bonus under the STIP in respect of such fiscal year. If a Participant’s employment with the Company Group is terminated prior to December 31 of a fiscal year by the Company Group due to or during the Participant’s Disability or due to the Participant’s death, then the Participant shall be entitled to receive an amount equal to the Participant’s Target Bonus for such fiscal year multiplied by a fraction, the numerator of which is the number of days that have elapsed in such fiscal year through the date of the Participant’s termination of employment, and the denominator of which is the total number of days in such fiscal year, which amount shall be paid to the Participant in a cash lump sum within sixty (60) days following his or her termination of employment. If a Participant’s employment with the Company Group is terminated prior to December 31 of a fiscal year by the Participant due to his or her Retirement (as defined below), then the Participant shall be entitled to receive an amount equal to the annual bonus that he or she would have earned for such fiscal year had he or she remained employed with the Company Group through December 31, based on achievement of the applicable performance objectives, multiplied by a fraction, the numerator of which is the number of days that have elapsed in such fiscal year through the date of the Participant’s termination of employment, and the denominator of which is the total number of days in such fiscal year, which amount shall be paid to the Participant at the same time that annual STIP bonuses are paid to other Participants for such fiscal year. All bonuses under the STIP shall be paid in a cash lump sum no later than March 15 of the fiscal year following the fiscal year to which the bonus relates. For purposes of the STIP, the term “Retirement” shall mean the Participant’s termination of employment, other than for Cause or while grounds for Cause exist, due to the Participant’s death or due to the Participant’s Disability, following the date on which (i) the Participant attained the age of 65 years old and (ii) the number of completed years of the Participant’s employment with (A) Hilton Worldwide Holdings Inc. or any of its Subsidiaries (other than any member of the Company Group) and (B) any member of the Company Group is at least 5.

6.

New Hires and Promotions. For new hires and promotions of individuals that, in either case, would be Committee Participants, the Committee shall determine (i) whether or not the individual will participate in the STIP during the year of hire or promotion, (ii) the applicable Target Bonus and range and (iii) whether or not the Target Bonus shall be prorated based on the hiring or promotion date of such individual. For new hires and promotions of individuals that, in either case, would be Other Participants, the CEO shall determine (i) whether or not the individual will participate in the STIP during the year of hire or promotion, (ii) the applicable Target Bonus and range within the limits set forth in Section 3 and (iii) whether or not the Target Bonus shall be prorated based on the hiring or promotion date of such individual. All other terms of the annual bonus shall be as otherwise provided for the applicable fiscal year as contemplated hereunder.

7.

Amendment and Termination. The Committee may amend, alter, suspend, discontinue, or terminate the STIP or any portion thereof at any time; provided, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Other Cash-Based Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

8.

No Right to Continued Employment. Neither the STIP, its adoption, its operation, nor any action taken under the STIP shall be construed as giving any employee the right to be retained or continued in the employ of the Company or any Affiliates, nor shall it interfere in any way with the right and power of the Company or any of Affiliates to dismiss or discharge any employee or take any action that has the effect of terminating any employee’s employment at any time.

9.

Governing Law. The STIP shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.

10.

CEO Determinations. Any determination made by the CEO in connection with an award hereunder (including status as an Other Participant, Target Bonus and range and new hire/promotion prorations) shall be made in writing (including, for example, by executing a certificate setting forth such determination).

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